THE NEW HOME COMPANY REPORTS 2016 THIRD QUARTER RESULTS

- Diluted EPS of $0.27 per Share -
- Total Revenues Increased 105% to $178 million -
- Backlog Dollar Value up 37% to $290 million -

Aliso Viejo, California, November 4, 2016. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2016 third quarter.

Third Quarter 2016 Highlights Compared to Third Quarter 2015

•	Net income up 25% to $5.5 million, or $0.27 per diluted share vs. $4.4 million, or $0.27 per diluted share

•	Total revenues of $177.9 million vs. $87.0 million, up 105%

•	Home sales revenue of $125.1 million, an increase of 116%

•	Net new home orders up 5%

•	Backlog dollar value up 37% to $290.2 million

•	Community count up 30% to 13 vs. 10

“The New Home Company delivered solid top and bottom line growth in the third quarter of 2016, while laying the foundation for future success by focusing more of our resources on wholly owned operations,” said New Home Company Chief Executive Officer Larry Webb. “We have seen encouraging trends in some of our newer communities, most notably along the Newport Coast, where order activity and pricing at our Crystal Cove communities have exceeded our expectations." Mr. Webb continued, "As we had previously stated, our earnings for 2016 would be heavily weighted to the back half of the year. Given our performance this quarter and the size of our backlog at the end of the period, we believe that this will indeed be the case. The New Home Company has earned a reputation with both consumers and land sellers for delivering a superior home buying experience, and I'm confident that this reputation will carry us to greater success in the future.”

Third Quarter 2016 Operating Results

Total revenues for the 2016 third quarter were $177.9 million, compared to $87.0 million in the prior year period. Net income attributable to the Company was $5.5 million, or $0.27 per diluted share, compared to net income of $4.4 million, or $0.27 per diluted share, in the prior year period. The year-over-year increase in net income was primarily attributable to a 105% increase in total revenues, a 480 basis point reduction in selling, general and administrative (“SG&A”) expenses as a percentage of home sales revenue, which was partially offset by a $3.6 million reduction in joint venture income. The increase in revenues and improvement in our SG&A leverage is consistent with the shift in focus to our wholly owned operations.

Wholly Owned Projects

Home sales revenue for the 2016 third quarter was $125.1 million, compared to $57.9 million in the prior year period. The increase in home sales revenue was driven primarily by a 100% increase in deliveries and an 8% increase in average selling price to $2.1 million.

Homebuilding gross margin percentage was 15.5%, compared to 15.8% in the prior year period, and was up 350 basis points as compared to the 2016 second quarter. The change in gross margin as compared to the prior year was due to a change in mix and was partially offset by a 90 basis point benefit from a warranty accrual adjustment made during the 2016 third quarter. The sequential increase in gross margin was also impacted by mix, including higher gross margins from our Fiano community in Newport Coast, CA and the third quarter warranty adjustment. Adjusted homebuilding gross margin percentage, which excludes interest in cost of home sales, was flat with the prior year period at 16.5%*.

Our SG&A expense ratio as a percentage of home sales revenue was 10.0% versus 14.8% in the prior year period. The 480 basis point improvement in the SG&A ratio was largely attributable to a 116% increase in home sales revenue, which was driven by the significant increase in new home deliveries resulting from the growth in our wholly owned operations.

New home orders were up 5% to 64 homes, compared to 61 homes in the prior year period. The Company's monthly sales absorption pace was 1.7 sales per average selling community as compared to 2.3 in the prior year period. The Company increased its selling communities by 30%, ending the quarter with 13 communities, compared to 10 as of the end of the prior year quarter.

The dollar value of the Company's wholly owned backlog at the end of the 2016 third quarter was up 37% year-over-year to $290.2 million and totaled 129 homes, compared to $211.6 million and 96 homes in the prior year period. The average selling price of homes in backlog was $2.2 million, which was relatively consistent with prior year.

Fee Building Projects

Fee building revenue for the 2016 third quarter increased 81% to $52.8 million due primarily to an increase in fee building construction activity. Fee building gross margin was $1.9 million, or 3.7%, compared to $2.1 million, or 7.1%, in the prior year period. The reduction in fee building gross margin percentage was largely due to a decrease in management fees received from joint ventures from $1.5 million during the 2016 third quarter compared to $3.3 million in the prior year period. The decrease in management fees from JVs was primarily the result of fewer deliveries from JV communities.

Unconsolidated Joint Ventures (JVs)

The Company’s share of joint venture income for the 2016 third quarter was $0.5 million, compared to $4.1 million in the prior year period. The decrease in joint venture income was largely driven by a 70% reduction in total JV revenues, which was primarily the result of a 68% decrease in JV deliveries and a 43% reduction in the average selling price of homes delivered.

The following sets forth supplemental information about the Company’s JVs. Such information is not included in the Company’s financial data for GAAP purposes but is provided for informational purposes.

Total revenue of the JVs was $34.5 million and net income was $2.4 million, compared to $115.4 million and $20.9 million in the prior year period, respectively. Home sales revenue of the JVs was $19.7 million, compared to $106.5 million in the prior year period. Homebuilding gross margin percentage generated by the JVs during the quarter increased to 26.3%, compared to 24.8% in the prior year period.

At the end of the 2016 third quarter, the JVs had eight selling communities, down from 11 at the end of the prior year period. As a result of the 27% decline in JV selling communities, new home orders from JVs for the 2016 third quarter decreased 39% to 35 homes as compared to 57 homes in the prior year period. In addition, the dollar value of homes in backlog from unconsolidated JVs at the end of the 2016 third quarter was down 59% to $85.3 million from 88 homes, compared to $205.6 million from 173 homes in the prior year period.

Balance Sheet and Liquidity

As of September 30, 2016, the Company had real estate inventories totaling $383.4 million, of which $260.9 million represented work-in-process and completed homes (including models), $76.2 million in land and land under development, and $46.2 million in land deposits and pre-acquisition costs. The Company owned or controlled 1,584 lots through its wholly owned operations (excluding fee building and joint venture lots), of which 958 lots were controlled or under option. As of September 30, 2016, the Company had $74.3 million in liquidity, which consisted of $44.3 million in cash and cash equivalents and $30.1 million in availability under its revolving credit facility. The Company ended the 2016 third quarter with $233.9 million in total outstanding debt, a debt-to-capital ratio of 50.4% and a net debt-to-capital ratio of 45.1%*.

Guidance

The Company updated its full year guidance for 2016 as follows:

•	Home sales revenue of $470 - $500 million

•	Fee building revenue of $160 - $180 million

•	Income from unconsolidated joint ventures of $7 - $8 million

•	Wholly owned active year-end community count of 13

•	Joint venture active year-end community count of 9

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 12:00 p.m. Eastern Time on Friday, November 4, 2016 to review third quarter results, discuss recent events and conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through December 4, 2016 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the pass code 13646621.

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including coastal Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

* Adjusted homebuilding gross margin percentage and net debt-to-capital ratio are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See "Reconciliation of Non-GAAP Financial Measures."

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects, community counts and openings and our future production, our ability to execute our strategic growth objectives, gross margins, revenues, projected results, income, earnings per share and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes, volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the degree and nature of competition; our leverage and debt service obligations; the impact of recent accounting standards; restrictive covenants relating to our operations in our current of future financing arrangements; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:
Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$125,142	$57,878	$246,281	$133,315
Fee building, including management fees from unconsolidated joint ventures of $1,539, $3,255, $6,251 and $8,356, respectively	52,761	29,099	125,726	102,158
	177,903	86,977	372,007	235,473
Expenses:
Cost of homes sales	105,799	48,741	211,859	112,747
Cost of fee building	50,832	27,028	120,063	96,014
Selling and marketing	6,055	3,442	14,577	7,531
General and administrative	6,468	5,105	17,476	13,078
	169,154	84,316	363,975	229,370
Equity in net income of unconsolidated joint ventures	488	4,056	4,428	9,180
Other expense, net	(195)	(123)	(590)	(843)
Income before income taxes	9,042	6,594	11,870	14,440
Provision for income taxes	(3,465)	(2,249)	(4,718)	(5,275)
Net income	5,577	4,345	7,152	9,165
Net (income) loss attributable to noncontrolling interest	(30)	99	90	297
Net income attributable to The New Home Company Inc.	$5,547	$4,444	$7,242	$9,462

Earnings per share attributable to The New Home Company Inc.
Basic	$0.27	$0.27	$0.35	$0.57
Diluted	$0.27	$0.27	$0.35	$0.57
Weighted average shares outstanding:
Basic	20,711,952	16,516,546	20,675,233	16,507,736
Diluted	20,797,731	16,733,805	20,764,480	16,660,673

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2016	2015
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$44,254	$45,874
Restricted cash	970	380
Contracts and accounts receivable	21,379	23,960
Due from affiliates	842	979
Real estate inventories	383,392	200,636
Investment in unconsolidated joint ventures	42,489	60,572
Other assets	23,497	18,869
Total assets	$516,823	$351,270

Liabilities and equity
Accounts payable	$38,850	$26,371
Accrued expenses and other liabilities	14,067	19,827
Due to affiliates	—	293
Unsecured revolving credit facility	229,924	74,924
Other notes payable	4,000	8,158
Total liabilities	286,841	129,573
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 20,711,952 and 20,543,130, shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	207	205
Additional paid-in capital	196,293	194,437
Retained earnings	33,375	26,133
Total The New Home Company Inc. stockholders' equity	229,875	220,775
Noncontrolling interest in subsidiary	107	922
Total equity	229,982	221,697
Total liabilities and equity	$516,823	$351,270

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
	2016	2015
	(Dollars in thousands)
Operating activities:
Net income	$7,152	$9,165
Adjustments to reconcile net income to net cash used in operating activities:
Deferred taxes	1,181	(4,439)
Amortization of equity based compensation	2,602	2,725
Tax valuation adjustment from stock-based compensation	97	—
Distributions of earnings from unconsolidated joint ventures	1,931	10,514
Equity in net income of unconsolidated joint ventures	(4,428)	(9,180)
Deferred profit from unconsolidated joint ventures	541	(1,448)
Depreciation	381	349
Abandoned project costs	498	551
Net changes in operating assets and liabilities:
Restricted cash	11	146
Contracts and accounts receivable	2,717	2,080
Due from affiliates	91	1,873
Real estate inventories	(159,778)	(100,809)
Other assets	(4,894)	1,050
Accounts payable	11,927	7,665
Accrued expenses and other liabilities	(6,430)	(3,206)
Due to affiliates	(293)	—
Net cash used in operating activities	(146,694)	(82,964)
Investing activities:
Purchases of property and equipment	(379)	(289)
Cash assumed from joint venture at consolidation	2,009	—
Contributions to unconsolidated joint ventures	(7,707)	(7,967)
Distributions of capital from unconsolidated joint ventures	13,977	25,682
Net cash provided by investing activities	7,900	17,426
Financing activities:
Borrowings from credit facility	193,000	87,504
Repayments of credit facility	(38,000)	(29,581)
Borrowings from other notes payable	343	—
Repayments of other notes payable	(15,636)	—
Payment of debt issuance costs	(1,064)	—
Cash distributions to noncontrolling interest in subsidiary	(725)	(822)
Minimum tax withholding paid on behalf of employees for stock awards	(647)	(248)
Tax valuation adjustment from stock-based compensation	(97)	—
Net cash provided by financing activities	137,174	56,853
Net decrease in cash and cash equivalents	(1,620)	(8,685)
Cash and cash equivalents – beginning of period	45,874	44,058
Cash and cash equivalents – end of period	$44,254	$35,373

KEY OPERATIONS AND FINANCIAL DATA
(Unaudited)

New Home Deliveries:
	Three Months Ended September 30,
	2016			2015			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
	(Dollars in thousands)
Southern California	36	$105,789	$2,939	15	$40,354	$2,690	140%	162%	9%
Northern California	24	19,353	806	15	17,524	1,168	60%	10%	(31)%
Total	60	$125,142	$2,086	30	$57,878	$1,929	100%	116%	8%

	Nine Months Ended September 30,
	2016			2015			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
	(Dollars in thousands)
Southern California	67	$189,996	$2,836	42	$106,049	$2,525	60%	79%	12%
Northern California	64	56,285	879	29	27,266	940	121%	106%	(6)%
Total	131	$246,281	$1,880	71	$133,315	$1,878	85%	85%	—%

Net New Home Orders:
	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
Southern California	39	32	22%	105	68	54%
Northern California	25	29	(14)%	79	58	36%
	64	61	5%	184	126	46%

Active Communities:
				September 30,
				2016	2015	% Change
Southern California				8	4	100%
Northern California				5	6	(17)%
				13	10	30%

KEY OPERATIONS AND FINANCIAL DATA (continued)
(Unaudited)

Backlog:
	September 30,
	2016			2015			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
	(Dollars in thousands)
Southern California	92	$262,224	$2,850	59	$172,380	$2,922	56%	52%	(2)%
Northern California	37	27,971	756	37	39,260	1,061	—%	(29)%	(29)%
Total	129	$290,195	$2,250	96	$211,640	$2,205	34%	37%	2%

	September 30,
	2016	2015	% Change
Lots Owned
Southern California	287	135	113%
Northern California	339	292	16%
Total	626	427	47%
Lots Controlled (1)
Southern California	693	569	22%
Northern California	265	80	231%
Total	958	649	48%
Lots Owned and Controlled - Wholly Owned	1,584	1,076	47%
Fee Building (2)	981	1,498	(35)%
Total Lots Owned and Controlled	2,565	2,574	—%

(1)
Includes lots that we control under purchase and sale agreements or option agreements subject to customary conditions and have not yet closed. There can be no assurance that such acquisitions will occur.

(2)	Subject to agreements with property owners.

KEY OPERATIONS AND FINANCIAL DATA - UNCONSOLIDATED JOINT VENTURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	% Change	2016	2015	% Change
Operating Data:
Home sales revenue	$19,659	$106,485	(82)%	$105,558	$200,325	(47)%
Homebuilding gross margin	$5,161	$26,408	(80)%	$25,899	$44,797	(42)%
Homebuilding gross margin %	26.3%	24.8%	NA	24.5%	22.4%	NA
Adjusted homebuilding gross margin %**	27.7%	25.8%	NA	26.0%	23.7%	NA
Land sales revenue	$14,805	$8,885	67%	$40,967	$54,455	(25)%
Net income	$2,417	$20,906	(88)%	$16,378	$39,310	(58)%
Interest in cost of home sales	$287	$1,091	(74)%	$1,499	$2,654	(44)%

Other Data:
New home orders	35	57	(39)%	111	268	(59)%
New homes delivered	23	71	(68)%	123	170	(28)%
Average selling price of homes delivered	$855	$1,500	(43)%	$858	$1,178	(27)%

Selling communities at end of period				8	11	(27)%
Backlog homes (dollar value)				$85,317	$205,604	(59)%
Backlog (homes)				88	173	(49)%
Average sales price of backlog				$970	$1,188	(18)%
Backlog lots (dollar value) (1)				$5,416	$51,662	(90)%

	September 30,
	2016	2015	% Change
Lots Owned and Controlled:
Homebuilding
Lots owned	589	776	(24)%
Lots controlled (2)	72	68	6%
Homebuilding Total	661	844	(22)%
Land Development
Lots owned	2,180	2,420	(10)%
Lots controlled (2)	235	235	—%
Land Development Total	2,415	2,655	(9)%
Total	3,076	3,499	(12)%

(1)	Amounts include $0 and $18.1 million of backlog dollar value related to purchase contracts between an unconsolidated joint venture and the Company as of September 30, 2016 and 2015, respectively.

(2)	Consists of lots that are under purchase and sale agreements.

** See "Reconciliation of Non-GAAP Financial Measures" beginning on page 11.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful, as it isolates the impact leverage has on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three months ended September 30,				Nine months ended September 30,
	2016	%	2015	%	2016	%	2015	%
	(Dollars in thousands)
Homebuilding
Home sales revenue	$125,142	100.0%	$57,878	100.0%	$246,281	100.0%	$133,315	100.0%
Cost of home sales	105,799	84.5%	48,741	84.2%	211,859	86.0%	112,747	84.6%
Homebuilding gross margin	19,343	15.5%	9,137	15.8%	34,422	14.0%	20,568	15.4%
Add: Interest in cost of home sales	1,306	1.0%	396	0.7%	3,017	1.2%	876	0.7%
Adjusted homebuilding gross margin	$20,649	16.5%	$9,533	16.5%	$37,439	15.2%	$21,444	16.1%

Unconsolidated Joint Ventures - Homebuilding
Home sales revenue	$19,659	100.0%	$106,485	100.0%	$105,558	100.0%	$200,325	100.0%
Cost of home sales	14,498	73.7%	80,077	75.2%	79,659	75.5%	155,528	77.6%
Homebuilding gross margin	5,161	26.3%	26,408	24.8%	25,899	24.5%	44,797	22.4%
Add: Interest in cost of home sales	287	1.4%	1,091	1.0%	1,499	1.5%	2,654	1.3%
Adjusted homebuilding gross margin	$5,448	27.7%	$27,499	25.8%	$27,398	26.0%	$47,451	23.7%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	September 30,	December 31,
	2016	2015
	(Dollars in thousands)
Notes payable, including unsecured revolving credit facility	$233,924	$83,082
Equity, exclusive of noncontrolling interest	229,875	220,775
Total capital	$463,799	$303,857
Ratio of debt-to-capital (1)	50.4%	27.3%

Notes payable, including unsecured revolving credit facility	$233,924	$83,082
Less: cash, cash equivalents and restricted cash	45,224	46,254
Net debt	188,700	36,828
Equity, exclusive of noncontrolling interest	229,875	220,775
Total capital	$418,575	$257,603
Ratio of net debt-to-capital (2)	45.1%	14.3%

(1)
The ratio of debt-to-capital is computed as the quotient obtained by dividing notes payable by the sum of total notes payable (including unsecured revolving credit facility) plus equity, exclusive of noncontrolling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is notes payable (including unsecured revolving credit facility) less cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of noncontrolling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our notes payable, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information. See the table above reconciling this non-GAAP financial measure to the ratio of debt-to-capital.

SCHEDULE OF QUARTERLY AMORTIZATION OF CAPITALIZABLE MODEL SET-UP SELLING AND MARKETING EXPENSES, GROSS MARGINS AND SG&A EXPENSES
(Unaudited)
Effective January 1, 2016, the Company started amortizing certain capitalizable selling and marketing ("S&M") costs to selling and marketing expenses versus cost of home sales. We believe that the revised presentation and classification of these capitalizable model set-up S&M costs as a selling and marketing expense is more comparable with how other homebuilders reflect such costs in their gross margin and SG&A percentage metrics. We also believe this presentation is more useful to management and investors in evaluating our performance. The table below provides a quarterly summary of 2015 S&M costs reclassified to conform with the current year presentation and the resulting change in gross margin, as well as the impact on the Company's SG&A expense ratio as a percentage of home sales revenue.

Period	Gross Margin as Previously Reported		Capitalized S&M Reclassification	Gross Margin as Revised		Basis Points Change in GM% (1)
(Dollars in thousands)	$	%	$	$	%	%
Q1 2015	7,956	14.1%	871	8,827	15.7%	160 bps
Q2 2015	2,006	10.4%	598	2,604	13.6%	320 bps
Q3 2015	7,989	13.8%	1,148	9,137	15.8%	200 bps
Q4 2015	22,228	15.1%	2,181	24,409	16.6%	150 bps
2015 Total	40,179	14.3%	4,798	44,977	16.1%	180 bps

Period	S&M Expenses as Previously Reported ($ and % of Homes Sales Revenue)		Capitalized S&M Reclassification	S&M Expenses ($ and % of Homes Sales Revenue) as Revised		Basis Points Change in S&M expenses as % of Home Sales Revenue (1)
(Dollars in thousands)	$	%	$	$	%	%
Q1 2015	1,279	2.3%	871	2,150	3.8%	150 bps
Q2 2015	1,341	7.0%	598	1,939	10.1%	310 bps
Q3 2015	2,294	4.0%	1,148	3,442	5.9%	190 bps
Q4 2015	4,029	2.7%	2,181	6,210	4.2%	150 bps
2015 Total	8,943	3.2%	4,798	13,741	4.9%	170 bps

Period	SG&A Expenses as Previously Reported ($ and % of Homes Sales Revenue)		Capitalized S&M Reclassification	SG&A Expenses ($ and % of Homes Sales Revenue) as Revised		Basis Points Change in SG&A expenses as % of Home Sales Revenue (1)
(Dollars in thousands)	$	%	$	$	%	%
Q1 2015	4,939	8.8%	871	5,810	10.3%	150 bps
Q2 2015	5,654	29.5%	598	6,252	32.6%	310 bps
Q3 2015	7,399	12.8%	1,148	8,547	14.8%	200 bps
Q4 2015	11,229	7.6%	2,181	13,410	9.1%	150 bps
2015 Total	29,221	10.4%	4,798	34,019	12.1%	170 bps

(1)    Some quarterly amounts do not tie across the categories presented due to rounding differences.